Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, November 14, 2023.

To the Company:

We have acted as legal counsel as to Dutch law to the Company in connection with the filing of the Registration Statement with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon a draft of the Registration Statement and pdf copies of the Reviewed Documents and the Corporate Documents and we have assumed that the Reviewed Documents have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitisation law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with, or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Reviewed Documents, the Registration Statement or the Corporate Documents subsequent to the date of this opinion letter.

All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

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The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, it is either a qualified electronic signature within the meaning of the eIDAS Regulation, or the method used for signing is otherwise sufficiently reliable;

c.	the Registration Statement has been or will be declared effective by the SEC in the form reviewed by us;

d.	at each Relevant Moment (other than a Relevant Moment when Ordinary shares were issued pursuant to a B.V. Deed of Issue), (i) Ordinary Shares were or will be, as applicable, admitted for trading on a trading system outside the European Economic Area comparable to a regulated market or a multilateral trading facility as referred to in Section 2:86c(1) DCC and (ii) no financial instruments issued by the Company (or depository receipts for or otherwise representing such financial instruments) have been or will have been, as applicable, admitted to trading on a regulated market, multilateral trading facility or organised trading facility operating in the European Economic Area (and no request for admission of any such financial instruments to trading on any such trading venue has been made);

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e.	(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions, (ii) the Previous Articles were the Articles of Association in force at the time of execution of each B.V. Deed of Issue, and (iii) the Current Articles were and shall be, as applicable, the Articles of Association in force at each Relevant Moment (other than a Relevant Moment when Ordinary Shares were issued pursuant to a duly completed and executed B.V. Deed of Issue);

f.	(i) at each Relevant Moment, the resolutions recorded in the Resolutions were and shall be, as applicable, in full force and effect, (ii) at each Relevant Moment, the factual statements made and the confirmations given in the Resolutions and in each Deed of Issue were and shall be, as applicable, complete and correct, and (iii) the Resolutions correctly reflect the resolutions recorded therein;

g.	each Deed of Issue has been validly signed and executed on behalf of the Company and, with respect to each B.V. Deed of Issue, on behalf of each other party thereto;

h.	at each Relevant Moment following the date of this opinion letter, the authorised share capital (maatschappelijk kapitaal) of the Company shall allow for the issuance of the Warrant Shares or Note Shares, as applicable;

i.	the Company’s equity (eigen vermogen) was sufficient to allow for the aggregate nominal value of the relevant Registered Shares to be charged against the Company’s reserves and to pay up those Registered Shares in full in accordance with the relevant Resolutions and the relevant N.V. Deeds of N.V.;

j.	each Power of Attorney (i) is in full force and effect and (ii) under any applicable law other than Dutch law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the relevant principal for the purposes stated therein;

k.	the exercise price for any Warrants and the Note shall at least equal the aggregate nominal value of the underlying Warrant Shares or Note Shares, as the case may be, and any such exercise price shall have been paid in cash or otherwise satisfied as provided for in the Note Purchase Agreement or the Securities Purchase Agreement and shall have been received and accepted by the Company ultimately upon the issuance of the relevant Warrant Shares or Note Shares, as the case may be, and, where relevant, the Company shall have consented to payment in a currency other than Euro;

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l.	(i) any contribution in kind (inbreng anders dan in geld) on any Registered Shares consisting of assets not governed by Netherlands law have been validly contributed and transferred to, and have been validly accepted by, the Company in satisfaction of the obligation to pay up such Registered Shares in full in accordance with applicable law (other than Dutch law), (ii) any formalities stipulated by applicable law (other than Dutch law) in respect of any such contribution has been complied with, and (iii) the value of any contribution in kind on any Registered Shares is sufficient to pay up such Registered Shares in full;

m.	the Warrants and the Note (i) have been validly granted as a right to subscribe for Ordinary Shares (recht tot het nemen van aandelen), (ii) shall be in full force and effect upon being exercised or settled, as applicable, and (iii) shall have been validly exercised or settled, as applicable in accordance with the terms thereof upon the issuance of the underlying Warrant Shares or Note Shares, as applicable;

n.	each issuance of Warrants, the Note and Registered Shares, in each case to the extent made in the Netherlands, has been, is and will be made in conformity with the Prospectus Regulation, the PRIIPs Regulation and the rules promulgated thereunder; and

o.	at each Relevant Moment when Warrant Shares or Note Shares are issued, each holder of the relevant Warrant(s) or Note, as applicable, shall either (A) be an individual who has not (i) deceased, (ii) had his/her assets placed under administration (onder bewind gesteld), (iii) been declared bankrupt (failliet verklaard), (iv) been granted a suspension of payments (surseance van betaling verleend), or (v) been made subject to similar proceedings in any jurisdiction or otherwise been limited in the power to dispose of his/her assets, or (B) be an entity which has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), (vii) started or become subject to statutory proceedings for the restructuring of its debts (akkoordprocedure) or (viii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets.

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Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Incorporation and Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Resale Shares

2.	The Resale Shares have been validly issued pursuant to the relevant Deed of Issue and are fully paid and non-assessable.

Warrant Shares

3.	When issued and accepted pursuant to the exercise of one or more Warrants in accordance with the Resolutions and the Note Purchase Agreement, the underlying Warrant Shares will have been validly issued and, subject to receipt by the Company of payment in full for (or otherwise satisfaction of) the exercise price for such Warrants as provided for in the Note Purchase Agreement, shall be fully paid and non-assessable.

Note Shares

4.	When issued and accepted pursuant to the exercise or settlement of the Note in accordance with the Resolutions and the Securities Purchase Agreement, the underlying Note Shares will have been validly issued and, subject to receipt by the Company of payment in full for (or otherwise satisfaction of) the exercise price for the Note as provided for in the Securities Purchase Agreement, shall be fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

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B.	Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Previous Articles and the Current Articles, we have no reason to believe that, by entering into the Deeds of Issue, the Company has transgressed the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

C.	Pursuant to Section 2:98c DCC, a company such as the Company may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Reviewed Documents we have no reason to believe that the Company or its subsidiaries have violated or will violate, as the case may be, Section 2:98c DCC in connection with the issue of the Registered Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D.	A power of attorney granted by the Company pursuant to the Note Purchase Agreement or the Securities Purchase Agreement shall, as between the principal and the third party, be governed by the laws determined pursuant to the Convention on the Law Applicable to Agency (het Haags Vertegenwoordigingsverdrag) to the extent it concerns the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority.

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E.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

F.	The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.

G.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

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We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

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EXHIBIT A
LIST OF DEFINITIONS

“Anti Money Laundering Laws”	The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Bankruptcy Code”	The Dutch Bankruptcy Code (Faillissementswet).

“Board”	The Company’s board of directors (bestuur).

“B.V. Deeds of Issue”	The executed notarial deeds of issue of Ordinary Shares, each dated October 19, 2023, pursuant to which 49,019,608 Ordinary Shares were issued.

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Company”	Next.e.GO N.V., registered with the Commercial Register under number 87103486 .

“Corporate Documents”	The Deed of Incorporation, the Deed of Conversion, the Previous Articles, the Current Articles and the Resolutions.

“Current Articles”	The Articles of Association as contained in the Deed of Conversion.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Conversion”	The deed of conversion and amendment to the Articles of Association dated October 19, 2023.

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“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated July 25, 2022.

“Deed of Issue”	Each B.V. Deed of Issue and each N.V. Deed of Issue.

“eIDAS Regulation”	Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC.

“General Meeting”	The Company’s general meeting (algemene vergadering).

“Insolvency Proceedings”	Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Counsel of 15 December 2021, listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code.

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	The European territory of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands.

“Note”	The right to acquire Note Shares pursuant to the Securities Purchase Agreement and the Resolutions.

“Note Purchase Agreement”	The note purchase agreement dated as of June 30, 2023 by and between the Company, e.GO Mobile SE, E.GO – The Urban Movement GmbH, Next.e.GO Sales & Services GmbH, Time is Now Merger Sub, Inc., Echo IP Series 1 LLC, UMB Bank, N.A. and certain note purchasers.

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“Note Shares”	Up to 14,589,947 Ordinary Shares to be issued upon the valid exercise or settlement of the Note.

“N.V. Deeds of Issue”

The signed private deeds of issue of Ordinary Shares, dated:

a.    October 19, 2023, pursuant to which 44,296,710 Ordinary Shares were issued;

b.     November 14, 2023, pursuant to which 200,000 Ordinary Shares were issued; and

c.    November 14, 2023, pursuant to which 100,000 Ordinary Shares were issued.

“Ordinary Shares”	Ordinary shares in the Company’s capital, with a nominal value of EUR 0.12 each.

“Power of Attorney”	Each power of attorney as contained in the Resolutions and each power of attorney on the basis of which any B.V. Deed of Issue has been executed.

“Previous Articles”	The Articles of Association as contained in the Deed of Incorporation.

“PRIIPs Regulation”	Regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products (PRIIPs).

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“Prospectus Regulation”	Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Registered Shares”	(i) The Resale Shares, (ii) the Warrant Shares, and (iii) the Note Shares.

“Registration Statement”	The Company’s registration statement on Form F-1 filed or to be filed with the SEC in connection with the registration of the relevant Registered Shares in the form reviewed by us.

“Relevant Moment”	Each time the Registered Shares were issued pursuant to the respective Deeds of Issue, as well as each time when Warrant Shares or Note Shares shall be issued pursuant to the exercise or settlement of one or more Warrants or the Note, as the case may be.

“Resale Shares”	86,012,305 Ordinary Shares referred to in the respective Deed of Issue and being registered for resale pursuant to the Registration Statement.

“Resolutions”	Each of the following: a. the written resolutions of the Board, dated October 19, 2023 and November 14, 2023; and b. the written resolutions of the General Meeting, dated October 19, 2023.
“Reviewed Documents”	The B.V. Deed of Issue, each N.V. Deed of Issue, the Note Purchase Agreement, the Securities Purchase Agreement.

“SEC”	The United States Securities and Exchange Commission.

“Securities Purchase Agreement”	The securities purchase agreement dated as of October 19, 2023 by and between the Company and Atalaya Capital Management LP.

“Warrants”	The right to acquire Warrant Shares pursuant to the Note Purchase Agreement and the Resolutions.

“Warrant Shares”	Up to 500,000 Ordinary Shares to be issued upon the valid exercise of the Warrants.